767 Third Ave
New York, NY 10017



[COMPANY LOGO]



FOR IMMEDIATE RELEASE

LEXINGTON PRECISION EXTENDS EXCHANGE OFFER

NEW YORK, October 18, 2002 - Lexington Precision Corporation (OTC: LEXP) announced today that it is extending the expiration date of its offer to exchange for its 12 3/4% Senior Subordinated Notes due February 1, 2000, units consisting of 11 1/2% Senior Subordinated Notes due August 1, 2007, and warrants to purchase common stock. The offer, which was scheduled to expire at 12 midnight, New York City Time, on October 18, 2002, is now scheduled to expire at 12 midnight, New York City Time, on October 31, 2002, unless further extended.

As of October 18, 2002, the company had received tenders of 12 3/4% Senior Subordinated Notes in the principal amount of $27,209,125, or slightly more than 99% of the notes, which, if not withdrawn, will satisfy one of the conditions precedent to the consummation of the exchange offer. There are a number of other conditions precedent that have not yet been satisfied, including the completion of a new senior secured credit facility on terms satisfactory to the company.

Lexington Precision Corporation manufactures rubber and metal components that are used primarily by manufacturers of automobiles, automotive replacement parts, and medical devices.

Contact:  Warren Delano (212) 319-4657